Exhibit 99.1

           AptarGroup Reports Record First Quarter; Declares Dividend


    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 14, 2005--AptarGroup, Inc. (NYSE:ATR) today reported record sales and net income for the first quarter of 2005.

    FIRST QUARTER RESULTS

    For the quarter ended March 31, 2005, sales increased nine percent to a record $344.0 million from $315.6 million in the prior year. In the quarter, the Company recorded approximately $5 million of custom tooling sales compared to $13 million recorded in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately six percent from the prior year. Net income increased to a first quarter record of $22.1 million from $21.2 million a year ago. Diluted earnings per share increased five percent to $.60 per share from $.57 per share in the prior year.

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "Increased sales of products across all of the markets we serve combined with price increases led to record first quarter sales. Demand for our dispensing systems was particularly strong from the food/beverage, personal care and household markets. Higher sales allowed us to overcome the adverse impacts of the weaker dollar on imports to the U.S., increased costs of materials and continued price competition, and resulted in record first quarter earnings.
    "Late in the quarter, we completed the previously announced acquisition of a company in Switzerland that manufactures aerosol valves with bag-on-valve technology. We are excited to have this unique technology in our product line as it serves a growing niche within the aerosol valve market. The impact of this acquisition on the first quarter results was not significant."

    BUSINESS SEGMENT PERFORMANCE

    For the quarter, sales of the Dispensing Systems segment increased seven percent to $281.3 million from $262.2 million in the prior year. The increase is primarily due to increased sales to the personal care, food/beverage and fragrance/cosmetic markets and changes in exchange rates. Dispensing Systems segment income (income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items) increased to $32.1 million from $31.3 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased 17 percent to $65.5 million from $55.8 million in the prior year. The increase is primarily due to increased sales to the personal care and household markets, the acquisition of the company that makes bag-on-valves and the weaker U.S. dollar. SeaquistPerfect segment income increased to $6.7 million from $5.3 million a year ago.

    OUTLOOK

    Siebel commented, "Looking forward, we expect the momentum we experienced in the first quarter to continue into the second quarter. Based upon current information, we anticipate demand to be particularly strong from the personal care, pharmaceutical and food/beverage markets."
    "As previously mentioned, we have filed for U.S. federal income tax refunds relating to research and development expenditures incurred from 2000 through 2002. We are in process of finalizing this matter and presently expect the tax benefit to be approximately $1.2 million. Also in Italy, the government has offered an incentive relating to taxation of government grants. We estimate that, if elected, the related reduction in income taxes would be in the area of $2.1 million in 2005. Excluding any impact of the pending tax-related items noted above, we anticipate that diluted earnings per share for the second quarter of 2005 will be in the range of $.68 to $.73 per share compared to $.61 per share in the prior year."

    CASH DIVIDEND

    The Board of Directors declared a quarterly dividend of $.15 per share, payable May 20, 2005 to stockholders of record as of April 29, 2005.

    OPEN CONFERENCE CALL

    There will be a conference call on Friday, April 15, 2005 at 8:00 a.m. CDT to discuss the Company's first quarter results. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.
    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.

    The following Condensed Consolidated Financial Statements are unaudited.



                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                                            THREE MONTHS ENDED
                                                 MARCH 31,
                                       ---------------------------
                                             2005          2004
                                       -------------  ------------

Net Sales                                  $343,999      $315,603
Cost of Sales (exclusive of
 depreciation shown below)                  232,478       211,581
Selling, Research & Development
 and Administrative                          51,640        48,269
Depreciation and Other Amortization          25,532        24,050
                                       -------------  ------------
Operating Income                             34,349        31,703
Other Income/(Expense):
 Interest Expense                            (2,738)       (2,229)
 Interest Income                                815         1,018
 Equity in Results of Affiliates                332           442
 Minority Interests                               0          (119)
 Miscellaneous, net                            (305)          413
                                       -------------  ------------
Income before Income Taxes                   32,453        31,228
Provision for Income Taxes                   10,385         9,993
                                       -------------  ------------
Net Income                                  $22,068       $21,235
                                       =============  ============

Net Income per Share - Basic                  $0.62         $0.58
                                       =============  ============
Net Income per Share - Diluted                $0.60         $0.57
                                       =============  ============

Average Number of Shares - Basic             35,639        36,402
Average Number of Shares - Diluted           36,773        37,355





        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS

                                               March 31,     Dec. 31,
                                                  2005         2004
ASSETS

Cash and Equivalents                            $144,861     $170,368
Receivables, net                                 274,619      266,894
Inventories                                      191,863      189,349
Other Current Assets                              34,029       34,618
                                              -----------  -----------
  Total Current Assets                           645,372      661,229
Net Property, Plant and Equipment                523,301      534,762
Goodwill, net                                    149,163      140,239
Other Assets                                      45,840       37,796
                                              -----------  -----------
Total Assets                                  $1,363,676   $1,374,026
                                              ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                           $80,714      $63,292
Accounts Payable and Accrued Liabilities         211,431      213,569
                                              -----------  -----------
  Total Current Liabilities                      292,145      276,861
Long-Term Obligations                            142,228      142,581
Deferred Liabilities                              81,278       81,387
                                              -----------  -----------
Total Liabilities                                515,651      500,829
Stockholders' Equity                             848,025      873,197
                                              -----------  -----------
Total Liabilities and Stockholders' Equity    $1,363,676   $1,374,026
                                              ===========  ===========





                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                                    THREE MONTHS ENDED MARCH 31,
                                    ----------------------------
                                          2005          2004
                                     ------------  ------------
NET SALES

Dispensing Systems                      $281,316      $262,235
SeaquistPerfect                           65,458        55,761
Intersegment Eliminations                 (2,775)       (2,393)
                                     ------------  ------------
Total Net Sales                         $343,999      $315,603
                                     ============  ============


SEGMENT INCOME (1)

Dispensing Systems                       $32,127       $31,297
SeaquistPerfect                            6,744         5,292
Corporate Expenses and Other              (4,495)       (4,150)
                                     ------------  ------------
Income before Interest and Taxes          34,376        32,439
Less: Interest Expense, Net                1,923         1,211
                                     ------------  ------------
Income before Income Taxes               $32,453       $31,228
                                     ============  ============

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424